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                                                                   EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of April 22, 2002 (the "Effective Date"), by and between NetSol
International, Inc. (the "Company") and Salim Ghauri ("Executive").

                                   BACKGROUND

        A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

        B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

        In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.

        1.1 The Company hereby enters into this Agreement with Executive, and Executive hereby accepts employment under the terms and conditions set forth in this Agreement for a period of three years thereafter (the "Employment Period"); provided, however, that the Employment Period may be terminated earlier pursuant as provided herein. The Employment Period shall be automatically extended for additional one-year periods unless either party notifies the other in writing six months before the end of the anniversary year to elect not to so extend the Employment Period.

        1.2 Executive shall serve as President of the Company. It is hereby contemplated that the Executive will have a seat on the Board of Directors.

        1.3 Executive shall perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President and consistent with the bylaws of the Company.

        1.4 The employment relationship between the parties shall be governed by the policies and practices established by the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's policies or practices, this Agreement shall control.

        1.5 Unless the parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located at its present or future locations in Pakistan; provided, further, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business and in accordance with the Company's standard policies regarding travel for executive and senior management employees.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

        2.1 During the Employment Period, Executive shall devote substantially all his business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement. The foregoing shall not preclude Executive from engaging in civic, charitable or religious

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activities, or from serving on boards of directors of companies or organizations which will not present any direct conflict with the interest of the Company or affect the performance of Executive's duties hereunder.

        2.2 Except with the prior written consent of the Company's Board of Directors ("Board"), Executive will comply with all the restrictions set forth below at all times during his employment and for a period of eighteen months after the termination of his employment:

            2.2.1 Executive will not, either individually or in conjunction with any person, as principal, agent, director, officer, employee or in any other manner whatsoever, directly or indirectly engage in or become financially interested in any competitive business within North America, except as a passive investor holding not more than one percent of the publicly traded stock of a corporation in which Executive is not involved in management;

            2.2.2 Executive will not, either directly or indirectly, on his own behalf of on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any competitive business, any business or actively sought prospective business of the Company or any customers with whom the Company or any affiliate of the Company has current agreements relating to the business of the Company, or with whom Executive has dealt, or with whom Executive has supervised negotiations or business relations, or about whom Executive has acquired confidential information in the course of Executive's employment;

            2.2.3 Executive will not, either directly or indirectly, on Executive's behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any independent contractor or any person employed by the Company or any affiliate of the Company or persuade or attempt to persuade any such individual to terminate his or her employment with the Company; and,

            2.2.4 Executive will not directly or indirectly impair or seek to impair the reputation of the Company or any affiliate of the Company, nor any relationship that the Company or any affiliate of the Company has with its employees, customers, suppliers, agents or other parties with which the Company or any other affiliate of the Company does business or has contractual relation; and,

            2.2.5 Executive will not receive or accept for his own benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any person having or proposing to have one or more business transactions with the Company or any affiliate of the Company, without the prior approval of the Board, which may be withheld; and,

            2.2.6 Executive will, during the term of this employment with the Company, communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of Executive's employment.

3. COMPENSATION OF EXECUTIVE.

        3.1 The Company shall pay Executive a base salary of One Hundred Thousand Dollars ($100,000) per year (the "Base Salary"), payable in accordance with the Company policy. Such salary shall be pro rated for any partial year of employment on the basis of a 365-day fiscal year. Executive's Base Salary will be increased to at least One Hundred Fifty Thousand Dollars ($150,000) per year at the time the Company reaches profitability for a full fiscal year. Executive will be eligible for bonuses from time to time as determined by the Board.

        3.2 Executive's Base Salary and other compensation may be changed from time to time by mutual agreement of Executive and the Board.

        3.3 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.


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        3.4 During the Employment Period, the Company agrees to reimburse
Executive for all reasonable and necessary business expenses subject to the Company's standard requirements with respect to reporting and documentation of such expenses. In addition, the Company agrees to reimburse Executive for up to $5,000 for fees and expenses of counsel incurred in connection with this Agreement.

        3.5 Executive shall, in accordance with the Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any Executive benefit plan or arrangement which may be in effect from time to time and made available to its executive or key management employees, including, as applicable, health and disability insurance, dental insurance, and participation in Employer's 401(k) plan. The Company may modify or cancel its benefit plan(s) as it deems necessary.

        3.6 Executive shall cooperate with the Company and its insurers as reasonably required for the Company to acquire and keep in force key-man life insurance on Executive.

        3.7 Left Intentionally Blank

        3.8 Executive shall be granted stock options for 500,000 shares of the common stock of the Company (the "Options") pursuant to an option agreement (the "Option Agreement") divided into four tranches 25% vesting per quarter commencing on the date of this Agreement. The Option Agreement will have customary provisions relating to adjustments for stock splits and similar events. The exercise price of the Options will be $0.25 per share for all 500,000 shares. In addition, the Options: (1) 200,000 additional options to be granted upon the achievement of the Company of $9,500,000 million in revenue and $50,000 EBITDA for the calendar year 2002. Any expenses effect surrounding the performance based options will also be factored out in arriving at the EBITDA. The options as granted shall provide for an "early exercise" right (i.e., the right of Executive to exercise options prior to their vesting date and to receive restricted stock subject to the same vesting requirements as the options exercised). In addition, the options as granted shall permit Executive (or, where applicable, his personal representative) up to eighteen (18) months following termination of employment for any reason to exercise any options which were vested at the time of such termination (including options vesting as the result of such termination, where applicable). In the event such a loan is not prohibited by the terms of any indebtedness or capital lease to which the Company is a party, upon request from Executive, the Company shall lend Executive such amount as may be necessary for him to exercise any options granted to him, such loan to be a full recourse loan and to bear interest at the minimum rate required in order to avoid imputation of income to Executive under applicable federal tax law.

        3.9. The Company and Executive shall enter into an Indemnity Agreement to provide indemnification of and the advancing of expenses to Executive to the fullest extent (whether partial or complete) permitted by law, and, to the extent the Company maintains insurance, for the coverage of Executive under the Company's directors' and officers' liability insurance policies.

4. TERMINATION.

        4.1 Termination by the Company. Executive's employment with the Company may be terminated under the following conditions:

            4.1.1 Death or Disability. Executive's employment with the Company shall terminate effective upon the date of Executive's death or "Complete Disability" (as defined in Section 4.5.1).

            4.1.2 For Cause. The Company may terminate Executive's employment under this Agreement for "Cause" (as defined in Section 4.5.3) by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 8 below.

            4.1.3 Without Cause. The Company may terminate Executive's employment under this Agreement at any time and for any reason by delivery of written notice of such termination to


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Executive. Any notice of termination given pursuant to this Section 4.1.3 shall effect termination as of the date specified in such notice (which shall be no earlier than 30 days after such notice is given) or, in the event no such date is specified, on the last day of the month following the month in which such notice is delivered or deemed delivered as provided in Section 8 below.

        4.2 Termination By Executive. Executive may terminate his employment with the Company for "Good Reason" (as defined below in Section 4.5.2) by (i) delivery of written notice to the Company specifying the "Good Reason" relied upon by Executive for such termination, provided that such notice is delivered within six (6) months following the occurrence of any event or events constituting Good Reason, or (ii) at any time during the Employment Period without Good Reason.

        4.3 Termination by Mutual Agreement of the Parties. Executive's employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the parties. Any such termination of employment shall have the consequences specified in such agreement.

        4.4 Compensation Upon Termination.

            4.4.1 Death or Complete Disability. If Executive's employment shall be terminated by death or Complete Disability as provided in Section 4.4.1, the Company shall (i) pay Executive his accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, and (ii) continue Executive's annual Base Salary, in effect at the time of termination, for a period of two (2) months after the termination date, in both cases subject to standard deductions and withholding, and the Company shall thereafter have no further obligations to Executive under this Agreement.

            4.4.2 Cause or Without Good Reason. If Executive's employment shall be terminated by the Company for Cause, or if Executive terminates employment hereunder without Good Reason, the Company shall pay Executive his accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of the notice of termination, and the Company shall thereafter have no further obligations to Executive under this Agreement.

            4.4.3 Without Cause or Good Reason. If Executive shall terminate Executive's employment with the Company for Good Reason or the Company shall terminate Executive's employment without Cause, Executive shall be entitled to the following:

                  (i) Executive's Base Salary, and accrued and unused vacation earned through the date of termination;

                  (ii) Continuation of Executive's annual Base Salary, in effect at the time of termination, for a period of six (6) months after the termination date subject to standard deductions and withholding;

                  (iii) Continuation of Executive's medical, disability and other benefits for a period of six (6) months after the termination date, as if Executive had continued in employment during said period, or in lieu thereof, cash (including a tax-equivalency payment for Federal, state and local income and payroll taxes assuming Executive is in the maximum tax bracket for all such purposes) where such benefits may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the benefit is being provided) under applicable law or regulation;

                  (iv) 100% vesting of all of Executive's Options, all other options granted to Executive and all restricted stock received upon early exercise; and

                  (v) in the event such termination occurs within twelve (12) months after a change of control, the Company shall pay Executive (a) a one-time payment equal to the product of 2.99 and Executive's salary for the previous twelve (12) months and (b) a one-time payment equal to the higher


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of (i) Executive's bonus for the previous year and (ii) one percent of the
Company's consolidated gross revenues for the previous twelve (12) months (the "Change of Control Termination Payment").

        4.5 Definitions. As used herein, the following terms shall have the following meanings:

            4.5.1 Complete Disability. "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive's usual services for the Company for a period of at least 120 days. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

            4.5.2 Good Reason. "Good Reason" shall be limited to the occurrence of any of the following events:

                  (i) If the Company is in material breach of any provision of this Agreement; or

                  (ii) If the Company asks Executive to perform any act which is illegal, including commission of any crime involving moral turpitude; or

                  (iii) If there shall be a material diminution in Executive's position, status, offices, authority, duties or responsibilities as set forth in the Agreement; or

                  (iv) If there shall be a relocation or transfer of Executive's office to a location of more than 30 miles from Company's current location.

            4.5.3 For Cause. "For Cause" shall be limited to the occurrence of any of the following events: (i) Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any material provision of Section 6 hereof; or the use of alcohol or illegal drugs, materially interfering with the performance of Executive's obligations under this Agreement, continuing after written warning;

                  (ii) Executive's commission of any fraud against the Company or use or intentional appropriation for his personal use or benefit of any material funds or properties of the Company not authorized by the Board to be so used or appropriated;

                  (iii) Executive's conviction of any crime involving moral turpitude; or

                  (iv) Executive's failure or refusal to materially perform his duties and responsibilities set forth in this Agreement, if such failure or refusal is not cured within thirty (30) days after written notice thereof to Executive by the Company.

5. CHANGE IN CONTROL.

        5.1 A "Change of Control" shall, for purposes of this Section mean: (1) a dissolution or liquidation of the Company; (2) any sale or transfer of more than 25% of the total assets of the Company; (3) any merger, consolidation or other business reorganization in which the holders of the Company's outstanding voting securities immediately prior to such transaction do not hold, immediately following


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such transaction, securities representing fifty percent (50%) or more of the combined voting power of the outstanding securities of the surviving entity; (4) the acquisition by any person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company; or (5) a majority of the incumbent Board of Directors has been changed.

        5.2 If a Change In Control occurs, Executive shall be entitled to full acceleration of the vesting of the then-unvested portion of the Options granted to Executive under Section 3.9 hereof and of any other options granted to Executive (or any restricted shares received upon early exercise). If Executive is terminated due to a Change In Control, Executive's medical, disability and other benefits shall continue for a period of six (6) months, as if Executive had continued in employment during said period, or in lieu thereof, cash (including a tax equivalency payment for Federal, state and local income and payroll taxes assuming Executive is in the maximum tax bracket for all such purposes) where such benefits may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the benefit is being provided) under applicable law or regulation.

        5.3 Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, including, without limitation, the Change of Control Termination Payment, or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment, and any interest and penalties imposed upon Executive, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of Payment, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

        5.4 All determinations to be made under Section 5.3 shall be made by the Company's independent public accountant (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the date of Payment. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive.

        5.5 In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in Section 5.3 above, in the manner determined by the Accounting Firm.

        5.6 All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

6. CONFIDENTIAL AND PROPRIETARY INFORMATION


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        6.1 Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as "Confidential and Proprietary Information"). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

7. ASSIGNMENT AND BINDING EFFECT.

        7.1 This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Due to the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no succession had taken place.

8. NOTICES.

        8.1 All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

            8.1.1 If to the Company:

            NetSol International, Inc.
            24025 Park Sorrento, Suite 220
            Calabasas, CA 91302
            Attn: General Counsel

            8.1.2  If to Executive:

            Salim Ghauri
            ----------------------

            ----------------------

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the manner specified in this section.

9. TRADE SECRETS OF OTHERS.

        9.1 It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive's former employers, nor shall the Company and/or its affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the


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Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

10. CHOICE OF LAW.

        10.1 This Agreement is made in Calabasas, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.


11. INTEGRATION.

        11.1 This Agreement contains the complete, final and exclusive agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the parties.

12. AMENDMENT.

        12.1 This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

13. WAIVER.

        13.1 No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

14. SEVERABILITY.

        14.1 The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

15. INTERPRETATION; CONSTRUCTION.

        15.1 The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The parties acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16. REPRESENTATIONS AND WARRANTIES.

        16.1 Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

17. LITIGATION COSTS.

        17.1 Should any litigation, arbitration, or administrative action be commenced between the parties or their personal representatives concerning any provision of this agreement or the rights and duties


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of any person in relation to this agreement, the party or parties prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that party's attorney's fees in such litigation which shall be determined by the court, arbitrator, or administrative agency, in such action or in a separate action brought for that purpose.

18. COUNTERPARTS.

        18.1 This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.


19. ARBITRATION.

        19.1 To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement shall be conducted by the American Arbitration Association ("AAA") in Los Angeles under the then existing AAA arbitration rules. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not effect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible.

20. PAYMENTS. Any amount hereunder not paid when due shall be subject until paid to an interest charge equal to the lesser of (i) one-and-one-half percent of the amount due per month and (ii) the highest rate allowable by applicable law. The late-paying party shall pay all of the other party's costs and expenses (including reasonable attorney's fees) to collect any amount due.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NETSOL INTERNATIONAL, INC.

By: Naeem Ghauri

Its: CEO

Dated: April 22, 2002

EXECUTIVE:

/s/ SALIM GHAURI

SALIM GHAURI

Dated: April 22, 2002